Exhibit 99.2

                             Compliance Certificate
                pursuant to Section 3.09 of the Master Indenture
                                   relating to
                    ASSOCIATES CREDIT CARD MASTER NOTE TRUST


        The undersigned, a duly authorized representative of Citibank (South Dakota), National Association ("CBSD"), on behalf of Associates Credit Card Master Note Trust (the "Trust"), and in accordance with the direction contained in Section 1(a)(N) of the Administration Agreement, dated as of April 1, 2000, as amended, by and among the Trust, as Issuer (the "Issuer"), and CBSD as Administrator, hereby certifies on behalf of the Trust, pursuant to Section 3.09 as the Master Indenture, dated as of April 1, 2000 (the "Indenture"), between the Issuer, and The Bank of New York, as Indenture Trustee, that:

        1. A review of the activities of the Issuer during the 12-month period ending and the performance of the Issuer under the Indenture during the fiscal year ended December 31, 2001, has been made under my supervision; and

        2. To the best of my knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture throughout the fiscal year ended December 31, 2001.

        Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.


        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 12th day of March, 2002.



                          CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION


                          BY: /s/ Andrew Lubliner
                              ---------------------
                                  Andrew Lubliner
                                  Servicing Officer